Exhibit 5.6

[Letterhead of Sidley Austin LLP]

April 17, 2013

CC Holdings GS V LLC

Crown Castle GS III Corp.

1220 Augusta Drive

Suite 500

Houston, Texas 77057

Re:	CC Holdings GS V LLC and Crown Castle GS III Corp. Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Shaffer & Associates Inc. (the “Specified Guarantor), which is incorporated under the laws of the State of Illinois. We refer to the Registration Statement on Form S-4 (the “Registration Statement”) being filed by CC Holdings GS V LLC, a Delaware limited liability company and indirect parent of the Specified Guarantor, and Crown Castle GS III Corp., a Delaware corporation (together, the “Issuers” and individually an “Issuer”), and the direct and indirect subsidiaries of the Issuers listed in Schedule I hereto (the “Guarantors”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to (A) the Issuers’ proposed issuance and offer to exchange up to (i) $500,000,000 aggregate principal amount of new 2.381% Senior Secured Notes due 2017 (the “2017 Exchange Notes”) for a like aggregate principal amount of outstanding 2.381% Senior Secured Notes due 2017 (the “2017 Original Notes”), which have certain transfer restrictions, and (ii) $1,000,000,000 aggregate principal amount of new 3.849% Senior Secured Notes due 2023 (the “2023 Exchange Notes” and, together with the 2017 Exchange Notes, the “Exchange Notes”) for a like aggregate principal amount of outstanding 3.849% Senior Secured Notes due 2023, which have certain transfer restrictions (the “2023 Original Notes” and, together with the 2017 Original Notes, the “Original Notes”), and (B) the related guarantees of the Exchange Notes (the “Guarantees”) by the Guarantors. The Original Notes were, and the Exchange Notes will be, issued, and the Guarantees are created, under an Indenture dated as of December 24, 2012 (the “Indenture”) among the Issuers, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined the Registration Statement, the Indenture and the resolutions adopted by the board of directors of the Specified Guarantor relating to the Registration Statement and the Indenture, including the Guarantees of the Specified Guarantor contained therein. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Specified Guarantor and other corporate documents and instruments, and have examined such questions of law, as we have

CC Holdings GS V LLC

Crown Castle GS III Corp.

April 17, 2013

considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Specified Guarantor.

Based on and subject to the foregoing and the other limitations and qualifications set forth herein, we are of the opinion that

1. The Specified Guarantor is a corporation validly existing under the laws of the State of Illinois.

2. The execution and delivery by the Specified Guarantor of the Indenture, and the performance by the Specified Guarantor of its obligations pursuant to the Indenture (and its Guarantees contained therein), are within the Specified Guarantor’s corporate power and authority and have been duly authorized by all necessary corporate action on its part.

3. The Indenture, which contains the Guarantees, has been duly executed and delivered by the Specified Guarantor.

This opinion letter is limited to the laws of the State of Illinois (excluding the securities laws of such State). We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to your filing of this opinion as Exhibit 5.6 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. By giving such consent we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Sidley Austin LLP

Schedule I

Name of Guarantor
Global Signal Acquisitions LLC
Global Signal Acquisitions II LLC
Pinnacle Towers LLC
Intracoastal City Towers LLC
Tower Systems LLC
Radio Station WGLD LLC
High Point Management Co. LLC
Interstate Tower Communications LLC
Tower Technology Company of Jacksonville LLC
ICB Towers, LLC
Pinnacle Towers III LLC
Pinnacle Towers V Inc.
Shaffer & Associates, Inc.
Sierra Towers, Inc.
Aircomm of Avon, L.L.C.
Coverage Plus Antenna Systems LLC